MANAGERS AMG FUNDS

Amendment No. 13 to Master Trust Agreement

CERTIFICATE AND INSTRUMENT OF AMENDMENT

The undersigned Secretary of Managers AMG Funds (the “Trust”) does hereby certify that pursuant to Article VII, Section 7.3 of the Master Trust Agreement of the Trust dated June 18, 1999 (as amended, the “Master Trust Agreement”), the following resolutions were duly adopted by a majority of the Trustees of the Trust taken at a meeting of the Trustees held March 4, 2004.

RESOLVED:	That pursuant to Section 4.1 of the Master Trust Agreement, the series of shares of beneficial interest of the Trust designated as the “Essex Small Cap Growth Fund” be redesignated as the “Essex Small/Micro Cap Growth Fund” effective as of April 1, 2005; and be it further

RESOLVED:	That the reference to “Essex Small Cap Growth Fund” contained in clause (viii) of Section 4.2 of the Master Trust Agreement be deleted and replaced with a reference to “Essex Small/Micro Cap Growth Fund” effective as of April 1, 2005; and be it further

RESOLVED:	That the officers of the Trust, and each of them acting singly, be authorized and directed to prepare and file with the Secretary of State of The Commonwealth of Massachusetts and other applicable authorities an amendment to the Master Trust Agreement to reflect the designation of the Sub-Trust described in the preceding resolution.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has hereunto set her hand this 4th day of April, 2005.

/s/ Christine C. Carsman
Christine C. Carsman
Secretary